Exhibit 99.1
March 1, 2023
USD Partners LP Announces Fourth Quarter and Full Year 2022 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three months and year ended December 31, 2022. Financial highlights with respect to the fourth quarter of 2022 include the following:
•Generated Net Cash Provided by Operating Activities of $8.3 million, Adjusted EBITDA(1) of $13.3 million and Distributable Cash Flow(1) of $9.6 million
•Reported Net Loss of $3.2 million
•Declared a quarterly cash distribution of $0.1235 per unit ($0.494 per unit on an annualized basis)
•Announced that its sponsor (the “Sponsor”) will waive the fourth quarter distribution on all of its 17.3 million units, reducing this quarterly distribution by approximately $2.1 million

“The underlying economics that support our DRUbit™ by Rail™ network were positive in 2022 and improved significantly in the fourth quarter of the year. As a result, the network continues to operate at or above our expected capacity transporting DRUbit™ through the Partnership’s Hardisty terminal to our Sponsor’s destination terminal in Port Arthur, TX,” said Dan Borgen, the Partnership’s Chief Executive Officer. “With Canadian storage utilization levels currently at the high end of the historical averages and the industry’s current expectations around growth in Canadian oil sands production in 2023 and 2024, we are focused on renewing, extending, or replacing agreements that expired during 2022 and those that are set to expire this year. Given the non-hazardous and non-flammable characteristics of the DRUbit™ product that we are moving, we continue to have detailed discussions regarding our DRUbit™ by Rail™ network with new and existing customers to provide safer and economically beneficial Canadian crude transportation options. We remain committed to continuing the conversion of our dilbit capacity to our long term sustainable DRUbit™ program.”

“Also, as previously mentioned, in order to support the Partnership’s current liquidity position during this recontracting cycle, our Sponsor decided to waive its right to the fourth quarter distribution on its 17.3 million units without impacting the distribution to the remaining unitholders,” Borgen added.

Partnership’s Fourth Quarter 2022 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.

The Partnership’s financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South acquisition that occurred in the second quarter of 2022 because the acquisition represented a business combination between entities under common control.

The Partnership’s revenues for the fourth quarter of 2022 relative to the same quarter in 2021 were lower primarily due to lower revenues at the combined Hardisty Terminal due to a reduction in contracted capacity at both the legacy Hardisty and Hardisty South terminals that was effective July 1, 2022. Revenues were also lower at the combined Hardisty terminal due to an unfavorable variance in the Canadian exchange rate on the Partnership’s Canadian-dollar denominated contracts during the fourth quarter of 2022 as compared to the fourth quarter of 2021. Revenue was lower at the Stroud Terminal due to the conclusion of the Partnership’s terminalling services contracts with the sole customer effective July 1, 2022. Also impacting the variance in revenues at the Stroud terminal was the deferral of revenues associated with make-up right options that occurred during the fourth quarter of 2021 with no similar occurrence in the fourth quarter of 2022. The Partnership also had lower revenue generated at its Casper Terminal associated with lower throughput volumes at the terminal. Partially offsetting these decreases in revenue was higher revenue at the Partnership’s West Colton Terminal resulting from the commencement of the renewable diesel contract that occurred in December 2021.

The Partnership experienced lower operating costs during the fourth quarter of 2022 as compared to the fourth quarter of 2021. Selling, general and administrative costs (“SG&A costs”) associated with the Hardisty South entities were lower, as discussed in more detail below. The Partnership also experienced lower pipeline fee expense which is directly attributable to the associated decrease in the combined Hardisty terminal revenues previously discussed, as compared to the fourth quarter of 2021. In addition, subcontracted rail services costs were lower due to decreased throughput at the terminals. Depreciation and amortization expenses were lower in the fourth quarter of 2022 as compared to the same period in 2021, primarily associated with the decrease in the carrying value of the assets at the Casper terminal due to the impairment that was recognized in September 2022.

Fourth quarter 2021 SG&A costs include service fees paid by Hardisty South to the Sponsor related to a services agreement that was in place with the Sponsor prior to the Partnership’s acquisition of Hardisty South. Upon the Partnership’s acquisition of Hardisty South, the services agreement between the acquired entities and the Sponsor was terminated and a similar agreement was established between those entities and the Partnership. This resulted in the service fee income being allocated to the Partnership, and therefore offsetting the expense in Hardisty South for periods subsequent to the acquisition date of April 1, 2022.

The Partnership had a net loss of $3.2 million in the fourth quarter of 2022 as compared to net income of $4.3 million in the fourth quarter of 2021. The decrease is primarily because of the operating factors discussed above coupled with higher interest expense incurred during the fourth quarter of 2022 resulting from higher interest rates and a higher balance of debt outstanding during the quarter, partially offset by a decrease in commitment fees, as compared to the fourth quarter of 2021. The Partnership also had higher non-cash losses associated with the Partnership’s interest rate derivatives recognized in the fourth quarter of 2022 that were partially offset by the cash proceeds from the settlement of the Partnership’s interest rate derivative that occurred in October 2022.

Net Cash Provided by Operating Activities for the quarter decreased 33% relative to the fourth quarter of 2021. The decrease in the Partnership’s operating cash flow resulting from the conclusion of some of the Partnership’s terminalling agreements was partially offset by the previously mentioned cash settlement of the Partnership’s interest rate derivative that occurred in October 2022. Net cash provided by Operating

Activities was also impacted by the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.

Adjusted EBITDA for the fourth quarter of 2022 increased by 12% when compared to the same period in 2021 and includes the impact of the aforementioned settlement of the Partnership’s interest rate derivative that occurred in October 2022. Distributable Cash Flow (“DCF”) decreased 10% for the current quarter relative to the fourth quarter of 2021 due to higher cash paid for interest and taxes during the quarter.

As of December 31, 2022, the Partnership had approximately $2.5 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $60 million on its $275.0 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. As of the end of the fourth quarter of 2022, the Partnership had borrowings of $215.0 million outstanding under its revolving credit facility. The Partnership’s acquisition of Hardisty South is treated as a Material Acquisition under the terms of its senior secured credit facility. As a result, the Partnership’s available borrowings was limited to 5.0 times its 12-month trailing consolidated EBITDA through December 31, 2022, at which point it reverted back to 4.5 times the Partnership’s 12-month trailing consolidated EBITDA. As such, the borrowing capacity and available borrowings under the senior secured credit facility, including unrestricted cash and cash equivalents, was approximately $55.5 million as of December 31, 2022. The Partnership was in compliance with its financial covenants as of December 31, 2022.

In January 2023, the Partnership entered into an amendment to its senior secured credit facility. Among other things, the amendment provides the Partnership with relief from compliance with the senior secured credit facility’s maximum consolidated leverage ratio and minimum consolidated interest coverage ratio through the senior secured credit facility’s current maturity date, as Management works to obtain renewals, extensions or replacements of agreements that expired during 2022 and those that are set to expire this year. Additional details regarding the amendment are included in the Partnership’s Current Report on Form 8-K filed on February 6, 2023.

The Partnership’s senior secured credit facility expires on November 2, 2023. The Partnership is in active discussions with the administrative agent and other banks within the lender group, as well as other potential financing sources, regarding the possible extension, renewal or replacement of the senior secured credit facility.

On January 26, 2023, the Partnership declared a quarterly cash distribution of $0.1235 per unit ($0.494 per unit on an annualized basis), the same as the amount distributed in the prior quarter. The Sponsor waived the fourth quarter distribution on all of its 17.3 million units, reducing this quarterly distribution by approximately $2.1 million. The distribution was paid on February 17, 2023, to unitholders of record at the close of business on February 8, 2023. The Partnership’s board determined to keep the distribution unchanged from the prior quarter and to evaluate the distribution on a quarterly basis going forward and will take into consideration updated commercial progress, including the Partnership’s ability to renew, extend or replace its customer agreements at the Hardisty and Stroud Terminals, current market conditions, and management’s expectations regarding future performance.

Fourth Quarter 2022 Conference Call Information
The Partnership will host a conference call and webcast regarding fourth quarter 2022 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, March 2, 2023.

To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (800) 225-9448 domestically or +1 (203) 518-9708 internationally, conference ID 8541298. Participants are advised to dial in at least five minutes prior to the call.

An audio replay of the conference call will be available for thirty days by dialing (800) 839-2391 domestically or +1 (402) 220-7205 internationally, conference ID 8541298. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.

USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD’s solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.

Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented in this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership to extend, renew or replace its senior secured credit facility; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the Partnership’s ability to enter into new contracts for uncontracted capacity and to renew expiring contracts and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the recent significant reductions in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

'(1)
The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow in this press release.

'(2)
The Partnership calculates quarterly Distributable Cash Flow Coverage by dividing Distributable Cash Flow for the quarter as presented in this press release by the cash distributions declared for the quarter, or approximately $2.0 million. The Sponsor waived the fourth quarter distribution on all of its 17.3 million units, reducing this quarterly distribution by approximately $2.1 million.

USD Partners LP
Consolidated Statements of Operations
For the Three Months and Years Ended December 31, 2022 and 2021
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2022	2021 (1)	2022	2021 (1)
	(in thousands)
Revenues
Terminalling services	$19,537	$32,317	$104,409	$196,180
Terminalling services — related party	679	226	2,666	2,753
Fleet leases — related party	300	984	3,037	3,935
Fleet services	—	—	—	24
Fleet services — related party	90	228	986	910
Freight and other reimbursables	10	142	524	683
Freight and other reimbursables — related party	33	—	33	—
Total revenues	20,649	33,897	111,655	204,485
Operating costs
Subcontracted rail services	3,246	4,308	13,583	17,828
Pipeline fees	5,459	8,251	28,084	54,248
Freight and other reimbursables	43	142	557	683
Operating and maintenance	2,354	3,088	11,818	11,738
Operating and maintenance — related party	—	159	258	244
Selling, general and administrative	2,443	2,480	13,328	11,249
Selling, general and administrative — related party	2,250	4,902	12,457	59,443
Impairment of intangibles and long-lived assets	—	—	71,612	—
Depreciation and amortization	2,281	5,789	19,643	23,167
Total operating costs	18,076	29,119	171,340	178,600
Operating income (loss)	2,573	4,778	(59,685)	25,885
Interest expense	3,945	1,762	10,670	6,990
Loss (gain) associated with derivative instruments	1,473	(1,661)	(12,327)	(4,129)
Foreign currency transaction loss (gain)	113	136	2,055	(707)
Other income, net	(35)	(19)	(90)	(31)
Income (loss) before income taxes	(2,923)	4,560	(59,993)	23,762
Provision for income taxes	288	274	1,293	933
Net income (loss)	$(3,211)	$4,286	$(61,286)	$22,829

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal, which we acquired effective April 1, 2022, because the transaction was between entities under common control.

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months and Years Ended December 31, 2022 and 2021
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2022	2021 (1)	2022	2021 (1)
	(in thousands)

Cash flows from operating activities:
Net income (loss)	$(3,211)	$4,286	$(61,286)	$22,829
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,281	5,789	19,643	23,167
Loss (gain) associated with derivative instruments	1,473	(1,661)	(12,327)	(4,129)
Settlement of derivative contracts	8,849	(283)	15,878	(1,112)
Unit based compensation expense	1,142	1,424	4,845	5,698
Loss associated with disposal of assets	—	—	3	11
Deferred income taxes	(238)	100	90	(78)
Amortization of deferred financing costs	271	534	1,170	1,232
Impairment of intangibles and long-lived assets	—	—	71,612	—
Changes in operating assets and liabilities:
Accounts receivable	34	(1,665)	4,616	1,749
Accounts receivable — related party	(50)	(436)	1,638	580
Prepaid expenses, inventory and other assets	398	(3,674)	5,669	(2,109)
Other assets — related party	—	—	—	15
Accounts payable and accrued expenses	44	4,897	(4,355)	4,989
Accounts payable and accrued expenses — related party	(96)	3,509	(856)	8,440
Deferred revenue and other liabilities	(2,350)	(135)	(9,174)	(3,050)
Deferred revenue and other liabilities — related party	(275)	(390)	75	(346)
Net cash provided by operating activities	8,272	12,295	37,241	57,886
Cash flows from investing activities:
Additions of property and equipment	(63)	(637)	(468)	(5,187)
Reimbursement of capital expenditures from collaborative arrangement	(25)	—	1,749	—
Acquisition of Hardisty South entities from Sponsor	—	—	(75,000)	—
Net cash used in investing activities	(88)	(637)	(73,719)	(5,187)
Cash flows from financing activities:
Payments for deferred financing costs	—	(1,595)	(13)	(1,595)
Distributions	(4,292)	(3,446)	(15,738)	(13,307)
Vested Phantom Units used for payment of participant taxes	—	(1)	(1,096)	(860)
Proceeds from long-term debt	—	—	75,000	—
Repayments of long-term debt	(7,000)	(7,037)	(29,396)	(43,493)
Net cash provided by (used in) financing activities	(11,292)	(12,079)	28,757	(59,255)
Effect of exchange rates on cash	81	(656)	784	(1,226)
Net change in cash, cash equivalents and restricted cash	(3,027)	(1,077)	(6,937)	(7,782)
Cash, cash equivalents and restricted cash – beginning of period	8,807	13,794	12,717	20,499
Cash, cash equivalents and restricted cash – end of period	$5,780	$12,717	$5,780	$12,717

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal, which we acquired effective April 1, 2022, because the transaction was between entities under common control.

USD Partners LP
Consolidated Balance Sheets
At December 31, 2022 and 2021
(unaudited)

	December 31,	December 31,
	2022	2021 (1)
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$2,530	$5,541
Restricted cash	3,250	7,176
Accounts receivable, net	2,169	6,764
Accounts receivable — related party	409	2,051
Prepaid expenses	3,188	4,538
Inventory	—	3,027
Other current assets	1,746	129
Total current assets	13,292	29,226
Property and equipment, net	106,894	157,854
Intangible assets, net	3,526	48,886
Operating lease right-of-use assets	1,508	5,658
Other non-current assets	1,556	5,392
Total assets	$126,776	$247,016

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$3,771	$7,706
Accounts payable and accrued expenses — related party	765	14,131
Deferred revenue	3,562	7,575
Deferred revenue — related party	128	—
Long-term debt, current portion	214,092	4,251
Operating lease liabilities, current	700	4,674
Other current liabilities	7,907	9,012
Other current liabilities — related party	11	64
Total current liabilities	230,936	47,413
Long-term debt, net	—	167,370
Operating lease liabilities, non-current	688	793
Other non-current liabilities	7,556	9,585
Total liabilities	239,180	225,161
Commitments and contingencies
Partners’ capital
Common units	(108,263)	16,355
General partner units	—	5,678
Accumulated other comprehensive loss	(4,141)	(178)
Total partners’ capital	(112,404)	21,855
Total liabilities and partners’ capital	$126,776	$247,016

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal, which we acquired effective April 1, 2022, because the transaction was between entities under common control.

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months and Years Ended December 31, 2022 and 2021
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2022	2021 (1)	2022	2021 (1)
	(in thousands)

Net cash provided by operating activities	$8,272	$12,295	$37,241	$57,886
Add (deduct):
Amortization of deferred financing costs	(271)	(534)	(1,170)	(1,232)
Deferred income taxes	238	(100)	(90)	78
Changes in accounts receivable and other assets	(382)	5,775	(11,923)	(235)
Changes in accounts payable and accrued expenses	52	(8,406)	5,211	(13,429)
Changes in deferred revenue and other liabilities	2,625	525	9,099	3,396
Interest expense, net	3,912	1,761	10,604	6,986
Provision for income taxes	288	274	1,293	933
Foreign currency transaction loss (gain) (2)	113	136	2,055	(707)
Non-cash deferred amounts (3)	(1,517)	927	(4,878)	2,960
Adjusted EBITDA attributable to Hardisty South entities prior to acquisition (4)	—	(739)	(258)	(1,529)
Adjusted EBITDA	13,330	11,914	47,184	55,107
Add (deduct):
Cash paid for income taxes, net (5)	(198)	(63)	(1,064)	(906)
Cash paid for interest	(3,501)	(1,230)	(8,374)	(5,912)
Maintenance capital expenditures, net	—	(16)	(56)	(541)
Cash paid for income taxes, interest and maintenance capital expenditures attributable to Hardisty South entities prior to acquisition (6)	—	54	59	534
Distributable cash flow	$9,631	$10,659	$37,749	$48,282

(1)	The Partnership’s consolidated financial statements have been retrospectively recast to include the pre-acquisition results of the Hardisty South Terminal, which we acquired effective April 1, 2022, because the transaction was between entities under common control.
(2)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(3)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.
(4)	Adjusted EBITDA attributable to the Hardisty South entities for the three months ended March 31, 2022 and the three months and year ended December 31, 2021 was excluded from the Partnership’s Adjusted EBITDA, as these amounts were generated by the Hardisty South entities prior to the Partnership’s acquisition and therefore, they were not amounts that could be distributed to the Partnership’s unitholders. Refer to the table provided below for a reconciliation of “Net cash provided by operating activities” to Adjusted EBITDA for the Hardisty South entities prior to acquisition.
(5)	Includes the net effect of tax refunds of $84 thousand received in the second quarter of 2022 associated with carrying back U.S. net operating losses incurred during 2020 and prior periods allowed for by the provisions of the CARES Act. Also includes the net effect of tax refunds of $31 thousand received in the third quarter of 2022 associated with prior period Canadian taxes.
(6)	Cash payments made for income taxes, interest and maintenance capital expenditures attributable to the Hardisty South entities for the three months ended March 31, 2022 and the three months and year ended December 31, 2021 were excluded from the Partnership’s DCF calculations, as these amounts were generated by the Hardisty South entities prior to the Partnership’s acquisition. Included for the three months ended March 31, 2022 was $59 thousand of cash paid for interest. Included for the three months ended December 31, 2021 was $54 thousand of cash paid for interest. Included for the year ended December 31, 2021 was $165 thousand of cash paid for income taxes, $440 thousand of cash paid for interest, partially offset by a net refund of $71 thousand related to maintenance capital expenditures.

The following table sets forth a reconciliation of “Net cash provided by operating activities,” the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA attributable to the Hardisty South entities prior to our acquisition of the entities:

	Three months ended December 31, 2021	Year ended December 31, 2021	Three months ended March 31, 2022
	(unaudited; in thousands)

Net cash provided by (used in) operating activities	$2,854	$10,761	$(1,475)
Add (deduct):
Amortization of deferred financing costs	(25)	(101)	(84)
Deferred income taxes	(191)	(238)	(53)
Changes in accounts receivable and other assets	40	(5,510)	(217)
Changes in accounts payable and accrued expenses	(2,291)	(6,714)	155
Changes in deferred revenue and other liabilities	582	4,265	488
Interest expense, net	77	499	117
Provision for income taxes	13	233	59
Foreign currency transaction loss (gain)	15	(1,020)	1,600
Non-cash deferred amounts (1)	(335)	(646)	(332)
Adjusted EBITDA (2)	$739	$1,529	$258

(1)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the customer contracts.
(2)	Adjusted EBITDA associated with the Hardisty South entities prior to the Partnership’s acquisition includes the impact of expenses pursuant to a services agreement with USD for the provision of services related to the management and operation of transloading assets. These expenses totaled $2.9 million and $52.2 million for the three months and year ended December 31, 2021, respectively and $3.2 million for the three months ended March 31, 2022. Upon the Partnership’s acquisition of the entities effective April 1, 2022, the services agreement with USD was cancelled and a similar agreement was established with the Partnership.

Contact:
Adam Altsuler
Executive Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Sr. Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com